EXHIBIT 99.1

e	News Release

For Immediate Release

EMJ ANNOUNCES ELECTION OF ANDREW G. SHARKEY, III TO BOARD

Lynwood, California – May 5, 2005 – Earle M. Jorgensen Company (NYSE: JOR) today announced that its board of directors elected Andrew G. Sharkey, III, to serve as a director of Earle M. Jorgensen Company (“EMJ”) and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the board of directors, to serve until the next annual meeting of stockholders. Mr. Sharkey currently serves as director, president and chief executive officer of the American Iron and Steel Institute (“AISI”), a non-profit association of North American companies engaged in the iron and steel industries, which positions he has held since he joined AISI in August 1993. Prior to that, Mr. Sharkey served for 12 years as the president of the Steel Service Center Institute, the predecessor of Metals Service Center Institute, a trade association.

EMJ, with headquarters in Lynwood, California, is a leading distributor of metal bar and tubular products used by North American manufacturing companies. EMJ inventories more than 25,000 different metal products in large quantities from primary producers, including a broad mix of carbon steel, stainless steel and aluminum bar. EMJ distributes its broad range of metal products and provides its customers value-added metal processing and inventory management services from its distribution network of 35 strategically located service and processing centers in the United States and Canada.

Contact:	William S. Johnson,
Vice President, Chief Financial Officer and Secretary
323-567-1122

# # # #